UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2013

FREESCALE SEMICONDUCTOR, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-35184	98-0522138
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6501 William Cannon Drive West, Austin, Texas 78735

(Address of principal executive offices) (Zip Code)

(512) 895-2000

(Registrant’s telephone number, including area code)

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

On March 1, 2013, Freescale Semiconductor, Inc. (“Freescale”), an indirect wholly-owned subsidiary of Freescale Semiconductor, Ltd., obtained new senior secured term loan facilities (collectively, the “Term Loan Facility”) pursuant to an amendment and restatement of Freescale’s senior secured credit facility (as so amended and restated, the “Credit Facility”). The proceeds from the new term loans were used to refinance existing term loans under Freescale’s credit facility and to pay a portion of the related fees and expenses. Freescale expects to use cash on hand to pay any remaining fees and expenses.

The new Term Loan Facility provides for two term loan tranches in an aggregate principal amount of approximately $2.74 billion, consisting of a $350 million term loan that will mature in December 2016 and a $2.39 billion term loan that will mature in March 2020. The 2016 term loan contains a provision whereby, subject to certain conditions, Freescale can call the loan at 101% of the principal amount being prepaid within six months from the closing date of the Credit Facility. Additionally, the 2020 term loan contains a provision whereby, subject to certain conditions, Freescale can call the loan at 101% of the principal amount being prepaid within 12 months from the closing date of the Credit Facility. After these respective six month and twelve month periods, Freescale may prepay the loans at par. The maturity of the 2020 term loan will be accelerated to December 15, 2017, in the event that Freescale fails to maintain a specified leverage ratio for the September 30, 2017 test period and the aggregate outstanding principal amount of Freescale’s outstanding senior secured notes maturing in 2018 exceeds $500 million as of December 1, 2017. The terms of the existing revolving credit facility remain substantially unchanged.

There are certain mandatory prepayment requirements under the Term Loan Facility, subject to certain exceptions. These mandatory prepayment requirements include (1) 50% of Freescale’s annual excess cash flow (as defined in the Credit Facility), subject to incremental step-downs to 25% and to 0% based on Freescale attaining certain leverage ratios; (2) 100% of net cash proceeds of all non-ordinary course asset sales or other dispositions by Freescale Semiconductor Holdings III, Ltd. (“Holdings III”) and its restricted subsidiaries if the net cash proceeds are not reinvested in the business; and (3) 100% of the net proceeds of any issuance or incurrence of debt by Holdings III or any of its restricted subsidiaries, other than debt permitted under the Credit Facility. The foregoing mandatory prepayments will be applied to scheduled installments of the Term Loan Facility in direct order of maturity. Freescale is an indirect wholly-owned subsidiary of Holdings III, and Holdings III is an indirect wholly-owned subsidiary of Freescale Semiconductor, Ltd.

The 2016 term loan bears interest at a rate equal to (i) for base rate borrowings, the applicable base rate plus 2.25%, and (ii) for Eurocurrency borrowings, the applicable LIBOR rate plus 3.25% (with LIBOR of not less than 1.0%). The 2020 term loan bears interest at a rate equal to (i) for base rate borrowings, the applicable base rate plus 2.75%, and (ii) for Eurocurrency borrowings, the applicable LIBOR rate plus 3.75% (with LIBOR of not less than 1.25%). Freescale, at its discretion, may designate each loan as a base rate borrowing or a Eurocurrency borrowing for each interest period. Each of the term loans amortizes quarterly at an annual rate of 1.0% of the initial loan commitments.

The new Term Loan Facility is guaranteed by the same guarantors of the term loans under the prior credit facility, is secured by the same collateral securing the term loans under the prior credit facility and contains substantially the same covenants as those under the prior credit facility.

The description of the Term Loan Facility contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Credit Facility, a copy of which is filed herewith as Exhibit 10.1, which is incorporated herein by reference.

Item 2.03            Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01            Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1

Amendment Agreement, dated as of March 1, 2013, to the Amended and Restated Credit Agreement dated as of December 1, 2006, as amended and restated as of February 28, 2012, among Freescale Semiconductor, Inc., Freescale Semiconductor Holdings V., Inc., Freescale Semiconductor Holdings IV, Ltd., Freescale Semiconductor Holdings III, Ltd., the lenders party thereto and Citibank, N.A., as administrative agent, collateral agent, swing line lender and L/C Issuer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREESCALE SEMICONDUCTOR, LTD.

	By:	/s/ Dathan C. Voelter
	Name:	Dathan C. Voelter
	Title:	Assistant Secretary

Date: March 4, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amendment Agreement, dated as of March 1, 2013, to the Amended and Restated Credit Agreement dated as of December 1, 2006, as amended and restated as of February 28, 2012, among Freescale Semiconductor, Inc., Freescale Semiconductor Holdings V., Inc., Freescale Semiconductor Holdings IV, Ltd., Freescale Semiconductor Holdings III, Ltd., the lenders party thereto and Citibank, N.A., as administrative agent, collateral agent, swing line lender and L/C Issuer.

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